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                                                                   Exhibit 11.01
                            Interpore International
                      Computations of Net Income Per Share
                     (in thousands, except per share data)
                                  (unaudited)


                                                                                   Three months ended March 31,
                                                                                   ----------------------------
                                                                                     1996                1995
                                                                                    ------              ------
Net income                                                                          $  175              $  438
                                                                                    ======              ======
Calculation of shares used in computing net income per share:
     Weighted average common shares outstanding                                      6,963               6,762
     Weighted average convertible preferred stock                                      240                 495
     Common share equivalents outstanding                                              306                 324
                                                                                    ------              ------
Shares used in computing net income per share                                        7,509               7,581
                                                                                    ======              ======
Net income per share                                                                $  .02              $  .06
                                                                                    ======              ======





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